Exhibit 10.1

May 1, 2007

David Jackson, M.D.

11683 Lady Anne Circle

Cape Coral, FL 33991

Dear David:

As we have discussed, Adolor Corporation (the “Company”) is proposing an amendment to the terms of your employment with the Company. This letter sets forth the terms of your amended employment relationship with the Company. Effective April 30, 2007 through June 30, 2008, your work commitment to the Company will be full-time, your annual base salary will be Three Hundred Fifty Eight Thousand Six Hundred Dollars ($358,600) and your title will continue to be Chief Medical Officer. Your compensation will continue to be subject to normal payroll withholding taxes in accordance with the Company’s customary practices. During your employment, your stock options will continue to vest in accordance with their respective vesting schedules and you will continue to be eligible to participate in the Company’s employee benefit programs for which you are eligible. In addition, for 2007, the Company will pay the annual premium for that certain $600,000 term life insurance policy currently in effect with the Harleysville Life Insurance Company Policy #132331.

You will continue to report to the Senior Vice President, Chief Scientific Officer, President of Research. The Company will continue to reimburse your reasonable airfare, hotel and expenses of a rental vehicle, grossed up for tax effect for times when you are required by your supervisor or your work schedule to be at the Company’s headquarters in Exton, Pennsylvania. For other times when you are required to travel on business, your reimbursement of travel expenses shall be in accordance with the Company’s policy on reimbursement for travel expenses.

During your employment, you will be eligible for an incentive bonus upon the approval of a New Drug Application for Entereg® for the management of postoperative ileus by the U.S. Food and Drug Administration provided that such FDA approval is received by the Company prior to June 30, 2008, of 50% of your base salary in effect at the time of such approval, subject to normal payroll withholding taxes in accordance with the Company’s customary practices.

The Company agrees that if you are terminated without cause by the Company prior to June 30, 2008, the Company will provide you with a severance payment in the amount of your base salary in effect at the time of such termination for one year. Such amount shall be in the form of a severance payment made in bi-weekly payments and subject to a general release in form and substance satisfactory to the Company.

You have agreed that you will not engage in independent consulting for third parties during the term of your employment with the Company.

This letter supercedes the employment letter dated January 5, 2007, between you and the Company which shall be of no further force and effect.

David, we look forward to continuing to work with you and to your contributions to the future success of Adolor.

Very truly yours,

/s/ Michael R. Dougherty
Michael R. Dougherty
President and Chief Executive Officer

Accepted and Agreed

/s/ David Jackson	May 7, 2007
Signature	Date

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